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                                                                   EXHIBIT 99.1


[CRDA NYSE LOGO]   [CRDB NYSE LOGO]

                                                                [CRAWFORD LOGO]
                                                                  PRESS RELEASE


FOR IMMEDIATE RELEASE                             Date: August 26, 2004
                                                  From: Marshall G. Long
                                                        Chief Executive Officer
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  CRAWFORD & COMPANY BOARD NAMES THOMAS W. CRAWFORD AS CHIEF EXECUTIVE OFFICER

ATLANTA, August 26, 2004 - Crawford & Company (NYSE: CRDA; CRDB) today announced that its Board of Directors has named Thomas W. Crawford as Chief Executive Officer. Mr. Crawford will assume his CEO responsibilities effective September 1, 2004. Jesse C. Crawford will continue to serve as Interim Chairman of the Board.

Tom Crawford is an accomplished, distinguished leader with more than 40 years of experience in the insurance industry. Most recently, Mr. Crawford has served as President of Prudential Insurance Company of America's Retail Distribution division and as Chairman of its Property & Casualty division. Mr. Crawford serves on the boards of several industry groups as well as several educational and charitable organizations. Prior to joining Prudential, Mr. Crawford was founder and chairman of Southern Heritage Insurance Company, which was sold to GEICO(R) in 1991. He has also served in senior positions at CNA Insurance Company and Allstate Insurance Company. Tom Crawford is not related to the Crawford family that founded the company over 60 years ago.

"The Board is thrilled to have Tom Crawford join Crawford & Company as CEO," said Interim Chairman Jesse C. Crawford. "Tom brings over 20 years of senior executive leadership experience and extensive knowledge of the insurance claims industry. We look forward to Tom's strong and innovative leadership as Crawford & Company continues to strengthen and expand its operations. We are grateful to Marshall Long for the leadership he has shown during this transition period and thank him for his many years of service to the company."

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest independent provider of claims management solutions to insurance companies and self- insured entities, with a global network of more than 700 offices in 67 countries. Major service lines include workers' compensation claims administration and healthcare management services, property and casualty claims management, class action services and risk management information services. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL INVESTOR RELATIONS AT (404) 847-4571.

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